UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2005

ALLIED CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006
(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (202) 331-1112

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On May 3, 2005, Allied Capital Corporation completed the sale of its portfolio of commercial mortgage-backed securities (CMBS) and collateralized debt obligation (CDO) bonds and preferred shares to affiliates of Caisse de dépôt et placement du Québec (the Caisse) for cash proceeds of approximately $976 million. CWCapital Investments LLC, an affiliate of the Caisse (CWCapital), will be responsible for managing these assets for the Caisse, including surveillance and special servicing.

     Specifically, on April 29, 2005, the parties and/or their affiliates entered into the following agreements pertaining to these transactions: (i) the real estate securities purchase agreement; (ii) the platform assets purchase agreement; (iii) the transition services agreement and (iv) a letter of intent related to the purchase of certain commercial mortgage loans and commercial real estate owned.

Real Estate Securities Purchase Agreement

     Allied Capital entered into a real estate securities purchase agreement with CDP Capital-Financing Inc. (CDP), an entity affiliated with the Caisse, pursuant to which CDP agreed to purchase all of Allied Capital’s CMBS and CDO investments. The aggregate consideration paid by CDP in connection with the purchase transaction was approximately $976 million.

     The real estate securities purchase agreement contains customary representations and warranties, and requires Allied Capital to indemnify CDP and its affiliates for certain liabilities arising under the real estate securities purchase agreement, subject to certain limitations and conditions.

Platform Assets Purchase Agreement

     Allied Capital entered into a platform assets purchase agreement with CWCapital pursuant to which CWCapital agreed to purchase certain operating and other assets, including servicer advances, intellectual property, software and other platform assets. The aggregate consideration payable by CWCapital in connection with the transaction is approximately $6.5 million, subject to certain adjustments. This transaction is expected to close by the end of the second quarter of 2005, subject to certain closing conditions.

     Under this agreement, Allied Capital and its affiliates agreed not to invest in CMBS and real estate-related CDOs and refrain from certain other real estate-related investing or servicing activities for a period of three years, subject to certain limitations.

     In addition, the platform assets purchase agreement contains customary representations and warranties, and requires Allied Capital to indemnify CWCapital and its affiliates for certain liabilities arising under the platform assets purchase agreement, subject to certain limitations and conditions.

Transition Services Agreement

     Allied Capital entered into a transition services agreement with CWCapital pursuant to which Allied Capital will provide certain transition services to CWCapital for a limited transition period. During the transition period, Allied Capital has agreed, among other things, to continue to act as servicer or special servicer with respect to the CMBS and CDO portfolio, and to use commercially reasonable efforts to continue to employ employees who were responsible for overseeing this portfolio. Allied Capital will be reimbursed for the direct costs and out-of-pocket expenses associated with servicing these assets under the transition services agreement.

Letter of Intent

     Allied Capital and CDP entered into a letter of intent pursuant to which the parties agreed to negotiate in good faith the terms of a definitive agreement relating to the sale of certain of Allied Capital’s commercial mortgage loans and commercial real estate owned. The letter of intent does not obligate either party to enter into such a definitive agreement and terminates on June 30, 2005.

Other

     The real estate securities purchase agreement and the platform assets purchase agreement contain customary representations and warranties that the parties made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing these agreements. While Allied Capital does not believe that the disclosure schedules contain information that securities laws require to be publicly disclosed, other than information that has already been disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached real estate securities purchase agreement and platform assets purchase agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Allied Capital’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of these agreements, which subsequent information may or may not be fully reflected in Allied Capital’s public disclosures.

     The foregoing description of the real estate securities purchase agreement, the platform assets purchase agreement and the transition services agreement is qualified in its entirety by reference to the full text of such agreements filed as Exhibits 2.1, 2.2 and 10.1 to this Form 8-K, respectively. A press release issued by Allied Capital announcing the transactions discussed herein was filed by Allied Capital with the SEC under cover of a Form 8-K on May 3, 2005.

ITEM. 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     The disclosure contained in Item 1.01 above relating to the real estate securities purchase agreement is incorporated in this Item 2.01 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of Businesses Acquired.

     Not applicable.

     (b) Pro Forma Financial Information.

As previously reported, on May 3, 2005, Allied Capital Corporation completed the sale of its portfolio of commercial mortgage-backed securities (CMBS) and collateralized debt obligation (CDO) bonds and preferred shares to affiliates of Caisse de dépôt et placement du Québec (the Caisse) for cash proceeds of approximately $976 million (the Sale) and a net realized gain of approximately $216 million after estimated transaction costs of approximately $20 million. This Form 8-K is being filed to include the proforma financial information required by this item with respect to the Sale.

The Company has prepared proforma financial information in accordance with Article 11 of Regulation S-X in connection with this transaction. The proforma financial information assumes that the Company sold all of its CMBS and CDO investments on December 31, 2004, for proforma balance sheet information and as of January 1, 2004, for proforma income statement information. Any income or expense directly related to those assets sold has been excluded from the Company’s proforma financial results for the year ended December 31, 2004. The regulations that govern the preparation of proforma financial information do not permit the Company to make assumptions in the proforma financial information as to how the Company would have reinvested or otherwise used the cash proceeds from the sale of these assets. As an investment company, the Company generally redeploys proceeds from the disposition of investments into new investments; however, the proforma disclosure assumes no reinvestment into the portfolio. The proforma information for 2004 also makes no assumption with respect to any changes in debt or equity capital needs resulting from the sale of CMBS and CDO assets and does not make any assumptions with respect to the elimination of costs where there is uncertainty as to whether costs will be eliminated. In addition, the impact of the $216 million net gain realized from the Sale has not been included in the proforma balance sheet or income statement information.

Upon the closing of the Sale, the Company repaid outstanding borrowings on its revolving line of credit of approximately $200 million. The Company plans to use the remaining cash proceeds from the Sale to invest in private finance investments, to repay maturing notes payable, of which $40 million matures in May 2005, and for general corporate purposes. After completion of the Sale on May 3, 2005, the Company expects that its net investment income will be lower in the near term until the proceeds from the Sale can be redeployed into private finance debt and equity investments, but it is expected that any reduction in net investment income will be offset by the estimated $216 million net gain realized from the Sale. Because the proforma financial information below does not reflect reinvestment of the proceeds or changes in capital structure, the proforma results may not be indicative of the results that would have occurred had the Company completed the Sale at an earlier date and reinvested the proceeds or made changes in the Company’s capital structure as we intend to do in 2005.

Proforma Balance Sheet Information. Assuming that (i) the Company sold the CMBS and CDO investments that were owned on December 31, 2004, and (ii) the cash proceeds were equal to the cost basis of the portfolio plus the accrued interest at December 31, 2004, total assets would decrease by $27.5 million due to (a) a reduction in the commercial real estate finance portfolio of $586.4 million, (b) a reduction in the deposits of proceeds from sales of borrowed Treasury securities of $37.0 million, (c) a reduction in accrued interest and dividends receivable of $18.9 million, and (d) an increase in cash and cash equivalents of $614.8 million; total liabilities would decrease by $37.3 million due to a reduction in the obligations to replenish borrowed Treasury securities; and shareholders’ equity would increase by $9.8 million due to the reversal of net unrealized deprecation on the CMBS and CDO assets and the related hedge. The approximately $216 million excess of the cash proceeds over the cost basis of the assets sold plus estimated transaction and other costs has not been considered with respect to the proforma balance sheet information.

Proforma Income Statement Information. Assuming that (i) as of January 1, 2004, the Company sold all of its CMBS and CDO investments, (ii) costs for 2004 related to employees who the Company expects will terminate as a result of the Sale have been eliminated, and (iii) the Company has made no assumptions with regard to the use of the cash proceeds, net income would decrease by $101.4 million, or $0.76 per share, due to (a) a reduction in total interest and related portfolio income of $100.6 million; (b) a reduction in total expenses of $12.4 million due to a reduction in interest expense related to the hedge on the CMBS and CDO investments of $5.2 million and a reduction in employee expenses of $7.2 million; (c) a reduction in net realized gains of $17.6 million; and (d) a decrease in net change in unrealized appreciation or depreciation of $4.4 million due to the reversal of net unrealized depreciation on the assets sold and the related hedge.

     (c) Exhibits.

Exhibit No.	Description

2.1	Real Estate Securities Purchase Agreement (Incorporated by reference to a Form 8-K filed by Allied Capital Corporation with the SEC on May 3, 2005)
2.2	Platform Assets Purchase Agreement (Incorporated by reference to a Form 8-K filed by Allied Capital Corporation with the SEC on May 3, 2005)
10.1	Transition Services Agreement (Incorporated by reference to a Form 8-K filed by Allied Capital Corporation with the SEC on May 3, 2005)
99.1	Press Release (Incorporated by reference to a Form 8-K filed by Allied Capital Corporation with the SEC on May 3, 2005)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2005	ALLIED CAPITAL ORPORATION

/s/ Penni F. Roll

Penni F. Roll
Chief Financial Officer